MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”) is made as of the date set forth on the signature page hereto, by and between LARA MAC INC. (“Lara Mac”), and TIGER RENEWABLE ENERGY LTD., a Nevada corporation (the “Company”).

WHEREAS, Lara Mac, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate management, finance, products and services, marketing and sales, business strategies, investments, acquisitions and other business matters; and

WHEREAS, the Company desires to avail itself of the expertise of Lara Mac in the aforesaid areas, in which the Company acknowledges the expertise of Lara Mac.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

1.	Appointment.

The Company hereby appoints Lara Mac to render the advisory and consulting services described in Section 2 hereof for the term of this Agreement and Lara Mac accepts such appointment subject to the terms and conditions herein.

2.	Services.

(a)           During the term of this Agreement, Lara Mac shall render to the Company, by and through such of Lara Mac’s officers, employees, agents, representatives and affiliates as Lara Mac, in its sole discretion shall designate, consulting and other advisory services in relation to developing strategic plans for inception of operations, corporate management, the operations of the Company, strategic planning, domestic and international marketing and sales, financial advice, including, without limitation, advisory and consulting services in relation to the selection and retention of candidates for senior management of the Company and its subsidiaries, prospective strategic alliance partners, preparing acquisition growth plans, identifying prospective merger and acquisition candidates, developing value propositions for the Company and acquisition candidates, analyzing financial implications of potential transactions, advising on negotiations regarding terms and conditions of transactions, outlining and managing due diligence issues and due diligence processes, introductions to prospective customers, selection of investment bankers or other financial advisors or consultants, and advice with respect to the capital structure of the Company, equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company (collectively, the “Services”).  All Services to be rendered hereunder shall be made by Lara Mac solely on a discretionary basis and solely within the scope of its knowledge and abilities. Nothing herein shall be construed to deem Lara Mac to be acting as a fiduciary to the Company, or an officer or director of the Company, and nothing herein shall be deemed to supersede the authority of any of the officers or directors of the Company.  The officers and directors of the Company shall at all times retain sole authority to accept or reject the advice of Lara Mac and only the officers and directors may bind the Company in respect of any advice given by Lara Mac.

Management Services Agreement

(b)           It is expressly agreed that the Services do not include “Investment Banking Services” meaning any and all investment banking services related to mergers, acquisitions and divestitures made by the Company or any of its subsidiaries, including, without limitation, (i) the sale of assets of the Company, sale of equity interests of the Company, by merger or otherwise, and the acquisition or disposition of any subsidiary or division of the Company, or (ii) the public or private sale of debt or equity interests of the Company, or any of its affiliates or any similar financing transactions.

(c)           The Company agrees to undertake any and all of its own due diligence with respect to any and all recommendations made by Lara Mac and no reliance shall be made upon introductions made by Lara Mac as having satisfied any and all due diligence requirements on the part of the Company.

3.	Fees.

(a)           In consideration of the rendering of the Services contemplated by Section 2(a) hereof, the Company agrees to pay to Lara Mac a fee consisting solely of nine million, five hundred fifty three thousand, three hundred seventy-seven (9,553,377) shares of Company restricted common stock (the “Shares”).  The issuance and delivery of the Shares shall be made to Lara Mac within three (3) business days from the execution and delivery of this Agreement.

(b)           The value of the restricted shares of common stock constituting the Fee is deemed to be $0.044 per share, which is equivalent to fifty percent of the average closing trading price of the Company’s common stock during the ninety day period of February 27, 2009, through May 27, 2009.  Such time period is deemed to constitute an objective public capital market valuation of the Company’s stock price, having an aggregate value of $410,666.51 (the “Issue Value”).

(d)           The parties hereto acknowledge that Lara Mac may render other services beyond the scope of activities which the parties contemplate as part of the Services herein, as to which Lara Mac shall be entitled to separate compensation that shall be negotiated in good faith by the parties on a case-by-case basis.

(c)           Notwithstanding anything to the contrary herein, in the event that the Company is not generating organic revenues (excluding interest and investment income) as of the first anniversary of the date of this Agreement, then all of the Shares constituting the Fee shall be subject to repurchase in the entirety by the Company at a repurchase price equal to the Issue Value.

4.	Out-of-Pocket Expenses

In addition to the compensation payable to Lara Mac pursuant to Section 3 hereof, the Company shall, at the request of Lara Mac, upon presentation of reasonable receipts and documentation evidencing Out-of-Pocket Expenses, pay directly, or reimburse Lara Mac for, its reasonable Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean the amounts actually paid by Lara Mac in cash in connection with its performance of the Services, including, without limitation, reasonable (i) fees and disbursements of any independent accountants, outside legal counsel, consultants, investment bankers, financial advisors and other independent professionals and organizations, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications or similar services and (iii) transportation, per diem, telephone calls, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Lara Mac to the Company of the statement in connection therewith.  Any and all Out-of-Pocket Expenses in excess of $5,000 per month shall require pre-approval in writing of a duly authorized officer of the Company.

Management Services Agreement

5.	Indemnification

The Company will indemnify and hold harmless Lara Mac and its officers, employees, agents, representatives, members and affiliates (each being an “Indemnified Party”) from and against any and all losses, costs, expenses, claims, damages and liabilities (the “Liabilities”) to which such Indemnified Party may become subject under any applicable law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the performance of the Services contemplated by this Agreement or the engagement of Lara Mac pursuant to, and the performance by Lara Mac of the Services contemplated by, this Agreement. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto, provided that, subject to the following sentence, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment. Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim or proceeding in which the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. Provided that the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of the Company. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of Lara Mac. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted solely from the gross negligence or willful misconduct of Lara Mac.

Management Services Agreement

6.	Term

This Agreement shall be in effect on the date hereof and shall continue until the third anniversary of the date hereof (the “Initial Term”).  This Agreement shall automatically renew on each anniversary thereafter and continue and remain in effect for additional one year periods (each a “Renewal Term”) unless either party gives not less than ninety (90) days’ advance written notice.  This Agreement may be terminated at any time upon mutual consent of the parties.  This Agreement may be terminated by the Company upon determination of (i) any act of fraud or dishonesty, willful misconduct or gross negligence by Lara Mac in connection with its obligations under this Agreement (ii) breach of any contractual duty of Lara Mac to the Company under this Agreement.  This Agreement may be terminated by Lara Mac in the event of any non-performance of the duties and obligations of the Company.  This Agreement may be terminated at any time for any reason by Lara Mac upon not less than thirty (30) days’ advance written notice to the Company.  The provisions of Sections 5, 7 and 8 and otherwise as the context so requires shall survive the termination of this Agreement.

7.	Other Activities

Nothing herein shall in any way preclude Lara Mac or its officers, employees, agents, representatives, members or affiliates from engaging in any business activities or from performing services for its or their own respective account or for the account of others, including for companies that may do business with the Company or have interests which are substantially similar to the business conducted by the Company.  Where Lara Mac has an ownership interest in any companies or organizations with whom the Company directly engages in business relationships (“Interested Transactions”) Lara Mac undertakes to disclose such relationships in writing to the corporate governance officer of the Company or another duly authorized officer of the Company.  Nothing herein shall be construed as an undertaking of unique or exclusive services of Lara Mac solely on behalf of the Company.  The Company expressly waives any and all actual or potential conflicts with respect to Lara Mac’s past, present or future relationships of any nature or kind with any and all Company officers, directors, shareholders, agents, accountants, counsel or third parties and their respective affiliates with whom Lara Mac has, or has had, dealings or business relationships of any nature or kind.

8.	General.

(a)           No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the parties hereto.

Management Services Agreement

(c)           Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given upon confirmation of receipt or refusal of delivery, if the same shall be sent by registered or certified mail, return receipt requested, or by internationally recognized courier and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the registered address of record at the Company and may be changed upon Notice as provided herein to the other party regarding such change of address.

(d)           This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(e)           All controversies arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the American Arbitration Association by a single arbitrator appointed in accordance with the said Rules. The place of arbitration shall be New York City.  The arbitration shall be conducted in the English language.  The prevailing party in any such arbitration shall be awarded reimbursement of any and all fees, costs, expenses and disbursements incurred with respect to such arbitration.  The award of any such arbitration may be entered by any court of competent jurisdiction.  In the event of any doubt regarding the enforceability of the arbitration provisions herein, this Agreement shall be governed by, and enforced in accordance with, the laws of the State of New York (excluding the choice of law principles thereof).  This Agreement shall inure to the benefit of, and be binding upon, Lara Mac and the Company (including any present or future subsidiaries of the Company that are not signatories hereto), and their respective successors and assigns.

(f)           All information provided by the Company to Lara Mac shall be complete and correct in all material respects and will not knowingly contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Company shall advise Lara Mac immediately of the occurrence of any event or circumstance that results in any Company document containing untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and shall furnish to Lara Mac copies of amended or supplemented documents that correct such statement or omission in such quantities as Lara Mac may from time to time reasonably request. All financial or other projections of the Company will be prepared in good faith on the basis of reasonable assumptions. The Company acknowledges that Lara Mac (i) will be using and relying on all Company information without independently verification of the same, (ii) does not assume responsibility for the accuracy or completeness of such information; and (iii) will not make any appraisal of any assets of the Company.  Except as otherwise provided herein, nothing herein shall require Lara Mac to deliver to the Company any reports, memoranda or other documentation of any nature or kind except as determined by Lara Mac.

Management Services Agreement

(g)           The Company has full corporate power and authority to execute and deliver this Agreement on behalf of itself and its affiliates and to perform its obligations hereunder, and all consents, authorizations, approvals and orders required in connection with the execution, delivery and performance hereof have been obtained. This Company represents and warrants to the Lara Mac that the Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms and that the execution, delivery and performance of this Agreement by the Company and the Lara Mac will not conflict with, result in a breach of any of the terms or provisions of or constitute a violation or a default under any laws, rules or regulations applicable to the Company and the Lara Mac pertaining to the subject matter herein or under any material agreement or instrument to which the Company is a party or by which the Company is bound. Nothing herein shall be construed as an undertaking of unique or exclusive services of the Lara Mac solely on behalf of the Company.  The Company agrees to undertake any and all of its own due diligence with respect to any and all prospective Investors and proposed Corporate Development.  The Company expressly waives any and all actual or potential conflicts with respect to the Lara Macs past, present or future relationships of any nature or kind with any Investors or their respective affiliates.

(h)           Lara Mac shall be entitled to fully rely upon all documents and materials provided by the Company as true and correct in all respects and the Company shall indemnify and hold harmless Lara Mac and its officers, directors, employees and agents for any and all losses incurred by Lara Mac as a result of any material misstatement or omission in such marketing materials, which losses shall include, without limitation, all fees, costs, expenses and disbursements of counsel defending Lara Mac against claims for such losses as well as enforcement of this Agreement.  The officers and directors of the Company shall independently review and confirm the validity of all facts in all materials prepared by Lara Mac.

(i)           No advice rendered by Lara Mac pursuant to this Agreement may be disclosed publicly in any manner without Lara Mac’s prior written approval, except as may be required by law, regulation or court order but subject to the limitation below.  If the Company is required or reasonably expects to be required to disclose any advice, the Company shall provide Lara Mac with prompt notice thereof so that Lara Mac may seek a protective order or other appropriate remedy and take reasonable efforts to assure that all of such advice disclosed will be covered by such order or other remedy.  Whether or not such a protective order or other remedy is obtained, the Company will and will cause its affiliates to disclose only that portion of such advice that the Company is so required to disclose.

(j)           The Company shall not directly or indirectly or through any third party take any action to circumvent this Agreement or the rights of Lara Mac set forth herein.  The Company undertakes and promises that it will not circumvent the Lara Mac by dealing directly with any prospective counterparties introduced by the Lara Mac to the Company, unless authorized by the Lara Mac in writing to deal directly with them.

(k)           This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts. Each set of counterparts showing execution by all parties shall be deemed an original, and shall constitute one and the same instrument.  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

Management Services Agreement

(l)           The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

Management Services Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of this 22nd day of June, 2009 by their duly authorized officers or agents as set forth below.

LARA MAC INC.

By:	/s/ Mitchell Brown
Name: Mitchell Brown
Title: Chief Executive Officer

Company: TIGER RENEWABLE ENERGY LTD.

By:	/s/ Alex Kaminski
Name: Alex J. Kaminski
Title: Chief Financial Officer

Address for Notices:

10 Main Street
Keyport, NJ 07735